EXHIBIT 99.1

Nephros Provides Corporate Update and Fourth Quarter 2016 Revenue Guidance

—Projects Positive Cash Flow by Mid 2017—

RIVER EDGE, NJ, January 24, 2017 /PR Newswire-FirstCall/ — Nephros, Inc. (OTCQB:NEPH) (the “Company”), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), is providing a general update on the Company’s activities and guidance for the fourth quarter of 2016.

General Corporate Update

The primary objectives in the second half of 2016 were to support the commercial launch of the S100 Point-of-Use filters and to complete the regulatory process for the 10” cartridge platform. The Company also focused efforts on launching its hemodiafiltration (HDF) treatment at a dialysis clinic managed by Vanderbilt University.

S100 Point-of-Use Filters for Infection Control

The S100 product line has been well received by our customers and our distribution partners. Qualitative and quantitative data from the field have validated the performance of the filter, which supports our ability to both provide a quality infection control product and reduce a hospital’s overall annual filtration costs. During the fourth quarter, manufacturing scale-up progressed well. The Company expects significant growth in S100 sales as our distribution partners continue to support infection control personnel and hospital building engineers with the development of their water management plans. Point-of-use filters, in addition to routine bacterial testing and secondary disinfection, play a significant role in the prevention of Legionella and other diseases related to waterborne pathogens.

HydraGuardTM and EndoPurTM Ultrafilters

In the fourth quarter of 2016, the Company completed the additional testing requested by the U.S. Food and Drug Administration (FDA) and submitted the additional data for both the HydraGuardTM 10” cartridge, intended for use in infection control, and the EndoPurTM 10” cartridge, intended for use in the filtration of water for dialysis. The HydraGuardTM 10” cartridge received 510(k) clearance at the end of December in 2016. The Company anticipates 510(k) clearance for the EndoPurTM 10” cartridge by the end of the first quarter of 2017.

The Company intends to begin shipping HydraGuardTM products to customers by the end of March 2017. Pending clearance, the Company intends to begin shipping EndoPurTM products during the second quarter.

OLpur H2H Hemodiafiltration Module

Throughout 2016, Nephros utilized the learning and feedback from over 1,700 patient treatments to make minor software improvements, to modify and update the operational procedures, and to enhance the user training experience.

In mid-January, nephrologists at Vanderbilt began treating patients with the Nephros OLpūr H2H Hemodiafiltration Module. The treatment team is led by Dr. Jamie P. Dwyer and Clinical Manager, Helen Smiltneek, BSN, RN. Dr. Dwyer and Nurse Smiltneek have been working with patients individually to provide them information on the benefits of HDF therapy as demonstrated in various European clinical trials. Smiltneek states, “We are very excited to be able to offer this innovative modality option to our patients. It has been available for years in Europe and Japan and now we are among the first to provide HDF treatments in the USA”.

Commercial and Industrial Filtration Products

Nephros anticipates launching additional NanoGuardTM products in the first half of 2017. The NanoGuard-E, an ultrafiltration product that plugs directly into an Everpure® filter manifold, will be available in February, allowing the Company to target the food service and hospitality industry. The NanoGuard-C, the industrial version of the HydraGuard, will be available in the second quarter. Also in 2017, the Company intends to launch a lead-removal filter system that can provide over 20,000 gallons of treated water. Most of the Company’s strategic distribution partners, who provide water treatment services to hospitals and medical clinics, also provide water treatment services to a wide range of commercial and industrial customers.

Fourth Quarter 2016 Revenue Guidance

The Company expects total revenue for the quarter ending December 31, 2016 to exceed $740,000, an increase of approximately 45% over the same period in 2015. At the current sales trajectory, the Company believes that it will be cash flow positive by the end of the second quarter of this year as the 10” cartridge product line becomes commercially available.

“In addition to the booked sales in the fourth quarter, we closed out the year with more than $120,000 in purchase orders in hand, and we experienced more demand than we could service because of short-term supply constraints as we were ramping up production,” said Daron Evans, President and Chief Executive Officer of the Nephros. “We have had great feedback from our strategic partners and customers on our new products, particularly in the infection control market. Anecdotal stories about head-to-head performance tests versus our competitors have been very encouraging.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros filters or ultrafilters are used primarily in medical applications in various settings. These ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients. Additionally, Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water. These ultrafilters provide barriers that assist in improving infection control with showers, sinks, and ice machines.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected growth in sales of the Company’s S100 product, expected timing of regulatory submissions and 510(k) clearance of the Company’s EndoPur 10” product, the expected timing of shipping and product launch of the Company’s HydraGuardTM and NanoGuardTM products, the Company’s plans to launch a lead filter product, the Company’s expected 2017 revenue, the Company’s ability to meet future demand for its products, the Company’s ability to achieve positive cash flow from operations and the timing thereof, the benefits of HDF in dialysis treatment, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2015. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor:

PCG Advisory Group

Kirin M. Smith, Chief Operating Officer

Direct: 646-863-6519

www.pcgadvisory.com